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Exhibit 10.1

LOAN AND SECURITY AGREEMENT
No. V06402

        This Loan and Security Agreement (this "Loan Agreement"), made as of November 20, 2006 by and between Ritchie Capital Finance, L.L.C. ("Lender"), a Delaware limited liability company with its principal place of business at 2100 Enterprise Avenue, Geneva, Illinois 60134, and EnerNOC, Inc. ("Borrower"), a Delaware corporation with its principal place of business at 75 Federal Street, Suite 300, Boston, Massachusetts 02110.

        In consideration of the promises set forth herein, Lender and Borrower agree upon the following terms and conditions:

1.     General Definitions

        The following words, terms and /or phrases shall have the meanings set forth thereafter and such meanings shall be applicable to the singular and plural form thereof giving effect to the numerical difference:

        A.    "Account" means any "account," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and, in any event, shall include all accounts receivable, book debts, rights to payment, and other forms of obligations now owned or hereafter received or acquired by or belonging or owing to Borrower (including under any trade name, style or division thereof), whether or not arising out of goods or software sold or licensed or services rendered by Borrower or from any other transaction (including any such obligation that may be characterized as an account or contract right under the UCC), and all of Borrower's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, and all of Borrower's rights to any goods represented by any of the foregoing (including unpaid seller's rights of rescission, repletion, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to Borrower under all purchase orders and contracts for the sale of goods or the performance of services or both by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower), now in existence or hereafter occurring, including the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

        B.    "Account Debtor" means any Person obligated on an Account.

        C.    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

        D.    "Borrower's Liabilities" means all obligations and liabilities of Borrower to Lender (including without limitation all debts, claims, and indebtedness) whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and arising under this Loan Agreement and/or any promissory note or other instrument issued pursuant hereto or the "Other Agreements" (hereinafter defined) or by operation of law.

        E.    "Business Day" means a day of the year on which banks are not required or authorized to close in New York City or Chicago, Illinois.

        F.     "Cash" means all cash, money (as such term is defined in the UCC), currency, and liquid funds, wherever held, in which Borrower now or hereafter acquires any right, title, or interest.

        G.    "Change of Control" means, at any time, (i) the current shareholders of Borrower shall cease to beneficially own and control, directly or indirectly on a fully diluted basis, a majority of the economic and voting interests in the capital stock or other ownership interests of Borrower or (ii) any Person or group other than the current shareholders of Borrower shall have the right to elect a majority of the seats on Borrower's board of directors.

        H.    "Charges" means all national, federal, state, county, city, municipal and/or other governmental taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to the Collateral, Borrower's Liabilities, Borrower's business, Borrower's ownership and/or use of any of its assets, and/or Borrower's income and/or gross receipts.

        I.     "Chattel Paper" means any "chattel paper," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

        J.     "Cleanup" means all actions required to: (1) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

        K.    "Collateral" has the meaning set forth in Section 5.1(b) hereof.

        L.    "Copyright License" means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

        M.   "Copyrights" means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (i) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or of any other country; (ii) all registrations, applications and recordings in the United States Copyright Office or in any similar office or agency of the United States, of any State thereof or of any other country; (iii) all continuations, renewals or extensions thereof; and (iv) all registrations to be issued under any pending applications.

        N.    "Default" means any condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

        O.    "Deposit Accounts" means any "deposit accounts," as such term is defined in the UCC, and in any event includes any checking account, savings account, or certificate of deposit now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest; provided, however, the term Deposit Account shall not include any account designated as an employee payroll account or a tax withholding account.

        P.     "Documents" means any "documents," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

        Q.    "Eligible Equipment Loan Amount" means 90% of the value of Equipment to be acquired by Borrower with the proceeds of an advance in respect of the Equipment Loan, which may include an amount of up to $1,000,000 for Equipment acquired by Borrower during the 12 months immediately preceding the date of this Loan Agreement and which may include "soft costs" not to exceed at any time 35% of the aggregate principal amount of the Equipment Loan drawn by Borrower. For purposes hereof, "soft costs" shall include, without limitation, design, testing, transportation, site preparation and installation related to the completion of the underlying projects. All financing requests in respect of the Equipment Loan shall specify the purchase price of the Equipment and the nature and extent of any soft costs to be included in such advance and shall include the invoices for all Equipment, services or other soft costs included therein.

        R.    "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, an obligation to conduct a Cleanup or potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or release of any Hazardous Materials at any location, whether or not owned, leased or operated by Borrower or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

        S.     "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, disposal, transport or handling of Hazardous Materials, laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials and laws relating to the management or use of natural resources.

        T.     "Equipment" means any "equipment", as such term is defined in the UCC, and in any event shall include but not be limited to computers and peripherals, laboratory equipment, manufacturing equipment, networking equipment, switching and backbone equipment, servers and routers and other hardware including disk drives and laser printers, office furniture, fixtures and office equipment, test and other equipment, and software, and all accessions, additions, attachments, accessories and improvements thereof and all replacements and/or substitutions therefore and all proceeds and products thereof.

        U.    "Equipment Loan" has the meaning set forth in Section 2.1(b) hereof.

        V.     "Equipment Loan Collateral" has the meaning set forth in Section 5.1(b) hereof.

        W.    "Event of Default" has the meaning set forth in Section 8.1 hereof.

        X.    "Financials" means those financial statements described in Section 7.3 hereof.

        Y.    "Fixtures" means any "fixtures," as such term is defined in the UCC, together with all right, title and interest of Borrower in and to all extensions, improvements, betterments, accessions, renewals, substitutes, and replacements of, and all additions and appurtenances to any of the foregoing property, and all conversions of the security constituted thereby, immediately upon any acquisition or release thereof or any such conversion, as the case may be, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

        Z.    "GAAP" means generally accepted accounting principles in the United States, in effect from time to time, consistently applied.

        AA. "General Intangibles" means any "general intangibles," as such term is defined in the UCC, and, in any event, shall include all right, title and interest which Borrower may now or hereafter have in or under any rights to payment; payment intangibles; software; proprietary or confidential information; business records and materials; customer lists; interests in partnerships, joint ventures, business associations, corporations, and limited liability companies; permits; claims in or under insurance policies (including unearned premiums and retrospective premium adjustments); and rights to receive tax refunds and other payments and rights of indemnification now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

        BB.  "Goods" means any "goods," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

        CC. "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

        DD. "Instruments" means any "instrument," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

        EE. "Intellectual Property" means all Copyrights; Trademarks; Patents; and Licenses; and applications therefor and reissues, extensions, or renewals thereof; and goodwill associated with any of the foregoing; together with rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

        FF.   "Inventory" means any "inventory," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, and, in any event, shall include all Goods and personal property that are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in Borrower's business, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in the constructive, actual or exclusive possession of Borrower or is held by others for Borrower's account, including all property covered by purchase orders and contracts with suppliers and all Goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

        GG. "Investment Property" means all "investment property," as such term is defined in the UCC, and in any event includes any certificated security, uncertificated security, money market funds, bonds, mutual funds, and U.S. Treasury bills or notes, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

        HH. "Letter of Credit Rights" means any "letter of credit rights," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest, including any right to payment or performance under any letter of credit.

        II.    "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest and any renewals or extensions thereof.

        JJ.   "Loan" has the meaning set forth in Section 2.2 hereof.

        KK. "Material Adverse Effect" means a material adverse effect upon (i) the business operations, properties, assets, business prospects, results of operations or financial condition of Borrower, (ii) the validity, perfection, value or priority of Lender's security interest in the Collateral (not caused by Lender), (iii) the enforceability of any material provision of this Loan Agreement or any Other Agreement or (iv) the ability of Lender to enforce its rights and remedies under this Loan Agreement or any Other Agreement.

        LL.  "Other Agreements" means all agreements, instruments and documents, including, without limitation, the Warrants, any notes, guaranties, letters of credit, mortgages, deeds of trust, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, warrants, account pledge and control agreements, fee arrangements, financing statements and all other written matter heretofore contemplated by the Loan Agreement, now and/or from time to time hereafter executed by and/or on behalf and/or for the benefit of Borrower and delivered to Lender in connection with the Loan Agreement.

        MM. "Patent License" means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.

        NN. "Patents" means all of the following property, now owned or hereafter acquired by Borrower: (a) all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the

United States, any State thereof or any other country; (b) all reissues, continuations, continuations-in-part or extensions thereof; (c) all petty patents, divisionals, and patents of addition; and (d) all patents to be issued under any such applications.

        OO. "Permitted Debt" means (i) Borrower's indebtedness to Lender under this Loan Agreement or any of the Other Agreements; (ii) indebtedness of Borrower existing on the date hereof and set forth on Schedule 00; (iii) indebtedness for equipment financing in an aggregate outstanding principal amount not to exceed $4,000,000 at any time, provided Borrower has provided prior written notice thereof to Lender; and (iv) indebtedness to trade creditors incurred in the ordinary course of business on ordinary trade terms and accrued expenses incurred in the ordinary course of business.

        PP.   "Permitted Liens" means all (i) Charges for amounts not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP; (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet delinquent or that are being contested in good faith by appropriate proceedings being diligently conducted and for which Borrower maintains adequate reserves in accordance with GAAP; (iii) liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (iv) the following deposits, to the extent made in the ordinary course of business: deposits under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (v) banker's liens, rights of setoff and similar liens arising by operation of law on deposits made in the ordinary course of business, provided such liens do not arise in respect of borrowed money; and (vi) liens granted in connection with clauses (ii) and (iii) of the definition of Permitted Debt, provided that the lien granted in connection with clause (ii) or (iii) of the definition of Permitted Debt is limited to the Equipment so financed and any Proceeds thereof

        QQ. "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof).

        RR. "Proceeds" means "proceeds," as such term is defined in the UCC.

        SS.   "Provider Agreement" means a Demand Response Sales and Service Agreement or other similar operating agreement for Equipment for which an advance was given under the Equipment Loan.

        TT.  "Receivables" means (i) all of Borrower's Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

        UU. "Securities Account" means any "securities account" as such term is defined in the UCC, and in any event includes any account to which a financial asset is or may be credited in accordance with an agreement under which the person maintaining the account undertakes to treat the person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

        VV.  "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

        WW. "Supporting Obligations" means any "supporting obligations," as such term is defined in the UCC, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

        XX. "Term Loan" has the meaning set forth in Section 2.1(a) hereof.

        YY. "Term Loan Amortization Commencement Date" means the first Business Day of the month following the date on which the relevant tranche of the Term Loan was made.

        ZZ. "Term Loan Collateral" has the meaning set forth in Section 5.1(a) hereof.

        AAA. "Trademark License" means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

        BBB. "Trademarks" means all of the following property, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest: (a) all trademarks, tradenames, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, and designs of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

        CCC. "UCC" means the Uniform Commercial Code as in effect from time to time in the State of Illinois, provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the security interest granted hereunder in any Collateral (as hereinafter defined) or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in other jurisdiction(s), then "UCC" means the Uniform Commercial Code as in effect on or after the date hereof in such other jurisdiction(s) for the purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection, or priority or availability of such remedy.

        DDD. "Warrant" has the meaning set forth in Section 2.5(b) hereof.

2.     The Loans

        2.1   (a) Term Loan. On the terms and subject to the conditions contained in this Loan Agreement, including those listed in Section 2.5 hereof, Lender agrees to loan to Borrower and Borrower agrees to borrow from Lender, a term loan in principal amount of up to $7,500,000 (the "Term Loan"). The Term Loan shall be made in two or more tranches: (i) the first tranche (the "Initial Term Loan") shall be in an original principal amount of up to $5,000,000 to be made on or before November 20, 2006 and (ii) the additional tranche(s) (each an "Additional Term Loan"), in those amount(s) listed on one or more funding requests submitted to Lender in such form and substance reasonably acceptable to the Lender, shall be in an original principal amount of up to $2,500,000 to be made on or before March 31, 2007. Each funding request (substantially in the form of Exhibit B hereto) shall be in an amount not less than $1,000,000 and shall be given by Borrower to Lender not later than 2:00 p.m. (prevailing Chicago time) not less than ten (10) Business Days prior to the date of such proposed borrowing. The Initial Term Loan shall be repaid as follows: (i) commencing on January 1, 2007, three (3) monthly payments of interest only (paid in arrears) and (ii) commencing on April 1, 2007, thirty-six (36) equal monthly payments of principal and interest (paid in arrears); provided that Borrower shall also pay an interim, partial month interest-only payment on December I, 2006 for the period from the date of the Initial Loan to but not including such payment date. The Additional Term Loan(s) shall be repaid in thirty-six (36) equal monthly payments of principal and interest (paid in arrears), commencing on the relevant Term Loan Amortization Commencement Date. The Term Loan provided for in this Section 2.1 is not a revolving line of credit and Borrower may not repay and re-borrow the amounts advanced or to be advanced hereunder. Each payment shall be due and payable on the first Business Day of the applicable month.

        (b)   Equipment Loan. On the terms and subject to the conditions contained in this Loan Agreement, including those listed in Section 2.5 hereof, Lender shall loan to Borrower from time to time on or prior to December 31, 2007, one or more advances in respect of an equipment loan (the "Equipment Loan") in an aggregate amount not to exceed $12,000,000. Borrower may draw (i) an amount of up to $4,000,000 in respect of the Equipment Loan on or before December 31, 2006, (ii) an amount of up to another $4,000,000 on or before June 30, 2007, and an amount of up to a third $4,000,000 on or before December 31, 2007. Notwithstanding the foregoing, with prior written notice to Lender, Borrower may obtain up an aggregate principal amount of $4,000,000 for Equipment financing from a third party lender, which third party loan shall serve to reduce the amount available in respect of the Equipment Loan hereunder on a dollar-for-dollar basis. This is not a revolving line of credit and, except for monies repaid pursuant to Section 4.2 hereof, Borrower may not repay and re-borrow under this Section 2.1(b) the amounts advanced or to be advanced under this Section 2.1(b). Each advance in respect of the Equipment Loan shall be in an amount of not less than $250,000 and shall be made on notice (substantially in the form of Exhibit B hereto and setting forth a schedule describing in detail the Equipment against which an advance is to be made hereunder) and providing the Eligible Equipment Loan Amount and all invoices related thereto, such notice to be given by Borrower to Lender no later than 2:00 p.m. (prevailing Chicago time) not less than ten (10) Business Days prior to the date of such proposed borrowing. Each Equipment Loan shall be repaid as follows: (i) for any advance in respect of Equipment purchased on or after October 15, 2005, such advance shall be repaid on an amortization schedule (not to exceed 84 months) which corresponds to the remaining term of the Provider Agreement for the Equipment so financed; (ii) for any advance in respect of Equipment installed in respect of any Provider Agreement involving Connecticut Power & Light, such advance shall be repaid on an 84 month amortization schedule having a balloon payment of all remaining principal and interest due on December 31, 2010 (unless the Provider Agreement in respect of such Equipment is renewed, in which case the amortization of such advance shall continue over the remainder of such financing period (not to exceed 84 months)); and (iii) for any Equipment purchased not under a Provider Agreement, such advance shall be repaid on an 36 month amortization schedule. All payments hereunder shall be due and payable on the first Business Day of each month commencing on the first Business Day of the month following the date of such advance in respect of the Equipment Loan.

        2.2   Evidence and Nature of Loans. Each Term Loan and the Equipment Loan to be made by Lender to Borrower pursuant to this Loan Agreement (each, a "Loan") will be evidenced by one or more promissory notes (in form and substance satisfactory to Lender) to be executed and delivered by Borrower to Lender before or concurrently with Lender's disbursement of such Loan to or for the account of Borrower. All of Borrower's Liabilities (including all Loans under this Loan Agreement) shall be secured by Lender's security interest in the Term Loan Collateral or the Equipment Loan Collateral, as appropriate, and by all other security interests, liens, claims and encumbrances now and/or from time to time hereafter granted by Borrower to Lender, whether hereunder or under the Other Agreements.

        2.3   Use of Proceeds. Borrower warrants and represents to Lender that Borrower (a) shall use the proceeds of each Term Loan made by Lender to Borrower pursuant to this Loan Agreement for working capital purposes and to refinance certain indebtedness of Borrower to [Lighthouse] and (b) shall use the proceeds of the Equipment Loan for the acquisition or financing of Equipment, and all Loans shall be solely for legal and proper corporate purposes (duly authorized by its Board of Directors) and consistent with all applicable laws and statutes.

        2.4   Direction to Remit. Borrower hereby authorizes and directs Lender to disburse, for and on behalf of Borrower and for Borrower's account, the proceeds of the Loan made by Lender to Borrower pursuant to this Loan Agreement to such Person or Persons as an officer or director of Borrower shall direct, pursuant to a funding request and/or borrowing request as described in this Loan Agreement.

        2.5   Conditions Precedent. (a) The following conditions precedent must be met before each Loan is made hereunder: (i) No event, condition or change that has had, or could reasonably be expected to have, a Material Adverse Effect shall have occurred since the date of this Loan Agreement and be continuing as of the date of the Loan, (ii) The representations and warranties contained in this Loan Agreement and in the Other Agreements shall be true and correct in all material respects on and as of the date of such Loan, (iii) As of the date of such Loan, no event shall have occurred and be continuing or would result from such Loan or the application of the proceeds thereof that would constitute an Event of Default or a Default, (iv) As a condition to each advance in respect of the Equipment Loan, Lender shall have received a certificate as to the Eligible Equipment Loan Amount and such supporting information in connection therewith, as Lender may request, including the relevant Provider Agreement, and (v) Such other documents, instruments, records, assignments, consents, certificates, opinions, assurances and authorizations as the Lender shall require from time to time.

        (b)   In addition, the following conditions precedent must be met before the initial Loan is made hereunder: (i) Payment of all fees required under this Loan Agreement or the Other Agreements, (ii) Receipt by Lender of satisfactory release documents from any and all conflicting secured creditors (other than holders of Permitted Liens), (iii) Receipt by Lender of appropriate filings and other means of perfecting its security interest in the Collateral, including but not limited to specific assignments of Collateral consisting of instruments or evidenced by titles, (iv) Lender shall have received copies of the certificates and evidences of insurance contemplated under Section 5.6 hereof and the Financials described in Section 7.3, (v) Receipt by Lender of adequate proof of free and clear ownership of the Collateral, including but not limited to paid in full invoices and cancelled checks or other means of payment for said invoices, (vi) Execution by Borrower and applicable financial institution(s) of any required account control agreements for the benefit of Lender, (vii) Receipt by Lender of a Warrant to purchase $700,000 of shares of Borrower's Series B-1 Preferred Stock at a purchase price per share as determined in accordance with the terms of the Warrant, in form and substance satisfactory to Borrower and Lender (the "Warrant"), and (viii) Delivery by Borrower of a legal opinion of counsel to Borrower relating to this Loan Agreement and the Other Agreements in form and substance satisfactory to Lender.

        2.6   Payments and Taxes. Any and all payments made by Borrower under this Loan Agreement or any Other Agreement shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any governmental authority (including any interest, additions to tax or penalties applicable thereto) other than any taxes imposed on or measured by Lender's overall net income and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) as a result of Lender being organized or resident, conducting business (other than a business deemed to arise from Lender having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, this Loan Agreement or any Other Agreement) or having its principal office in such jurisdiction ("Indemnified Taxes"). If any Indemnified Taxes shall be required by law to be withheld or deducted from or in respect of any sum payable under this Loan Agreement or any Other Agreement to Lender (w) an additional amount shall be payable as may be necessary so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (x) Borrower shall make such withholdings or deductions, (y) Borrower shall pay the full amount withheld or deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) Borrower shall deliver to Lender evidence of such payment. Borrower's obligation hereunder shall survive the termination of this Loan Agreement.

3.     Interest, Fees and Repayment

        3.1   Interest. Each Term Loan shall bear interest payable monthly in arrears on the first Business Day of each month, calculated on the basis of a 360 day year comprised of twelve (12) thirty day months at a per annum rate equal to the interest rate specified in the related note (the "Loan Interest

Rate"), which rate shall be the sum of (i) 655 basis points plus (ii) the greater of (a) 5.22% or (b) the yield on Three-Year U.S. Treasury Notes on the date of such Loan, as reported in the Federal Reserve Statistical Release H-15 or in such other publication as Lender may reasonably select. Each advance in respect of the Equipment Loan shall bear interest payable monthly in arrears on the first Business Day of each month, calculated on the basis of a 360 day year comprised of twelve (12) thirty day months at a per annum rate equal to the interest rate specified in the related note (the "Loan Interest Rate"), which rate shall be the sum of (i) 695 basis points plus (ii) the greater of (a) 5.22% or (b) the yield on Three-Year U.S. Treasury Notes on the date of such Loan, as reported in the Federal Reserve Statistical Release H-15 or in such other publication as Lender may reasonably select. In no event shall interest accrue or be payable in connection with any Loan in an amount in excess of that permitted under applicable law. If the note(s) so provide, the interest thereunder may be precomputed for the period ending when payments thereunder are due and on the assumption that all payments will be made on their respective due dates. Payments due under any note and not made by their scheduled due date for a period in excess of five (5) days after their due date shall be overdue and shall be subject to a service charge in an amount equal to two percent (2%) of the delinquent amount, but not more than the maximum rate permitted by law, whichever is less. In addition, and notwithstanding the forgoing, during the continuance of an Event of Default all outstanding Borrower Liabilities in respect of the Loans shall bear interest (payable on demand) at a rate that is two percent (2%) per annum in excess of the Loan Interest Rate applicable to each Loan and other Borrower Liabilities from time to time.

        3.2   Fees. Borrower agrees to pay to Lender a fee of $60,000 to cover due diligence and other costs and expenses incurred in connection with the Loan, of which Lender acknowledges receipt of $60,000. All fees payable hereunder shall be earned when due and payable hereunder, and shall not be refundable in whole or in part.

        3.3   Repayment. Borrower's Liabilities under this Loan Agreement are absolute and unconditional. Any and all costs, fees and expenses payable pursuant to this Loan Agreement or any of the Other Agreements shall be payable by Borrower to Lender or to such other person or persons designated by Lender, on demand. All payments to Lender shall be payable by 2:00 p.m. (prevailing Chicago time) at Lender's principal place of business specified at the beginning of this Loan Agreement or at such other place or places as Lender may designate in writing to Borrower. All payments to Persons other than Lender shall be payable at such place or places as Lender may designate in writing to Borrower.

        3.4   Application of Payments. Provided that an "Event of Default" (hereinafter defined) does not exist, the application of payments received by Lender pursuant to this Loan Agreement shall be applied first to any and all late charges, fees and expenses then due and payable; second to interest then due and payable hereunder; third to the principal of the Loans then due and payable, fourth to the remaining Loans then outstanding and finally, to any other Borrower Liabilities then outstanding. From and after an Event of Default that is continuing, Lender shall have the exclusive right to apply any and all such payments received by Lender to any portion of Borrower's Liabilities, including to any of Borrower's Liabilities arising under any of the Other Agreements. Solely for the purpose of computing interest earned by Lender, payments received by Lender shall be applied as aforesaid on the Business Day following receipt by Lender. Checks or other items of payment received after 2:00 p.m. prevailing Chicago, Illinois time shall be deemed received the following Business Day.

        3.5   Accuracy of Statements. Each statement of account by Lender delivered to Borrower relating to Borrower's Liabilities shall be presumed correct and accurate and shall constitute an account stated between Borrower and Lender unless thereafter waived in writing by Lender, in Lender's discretion. Any objection to the statement that Borrower may have must be delivered to Lender, by registered or certified mail, within thirty (30) days after Borrower's receipt of said statement.

4.     Term and Prepayment

        4.1   Term. This Loan Agreement shall be in effect until the indefeasible payment in full to Lender of all of Borrower's Liabilities. Except as provided below, Borrower has no right to prepay Borrower's Liabilities under this Loan Agreement and the Other Agreements.

        4.2   Mandatory Prepayment of Equipment Loan. In the event that:

  (a)
  the aggregate outstanding principal amount of the Equipment Loan exceeds the Eligible Equipment Loan Amount, for whatever reason, or

  (b)
  there exists an event of default that is continuing, or circumstances which with the giving of notice or the passage of time would constitute a default that is not cured, by Borrower in respect of a Provider Agreement for Equipment for which an advance was given under the Equipment Loan, then Lender may demand that Borrower prepay the Equipment Loan in an amount equal to either (i) in the case of (a) such excess promptly, but not later than forty-five (45) days after written notice, or (ii) in the case of (b) the outstanding principal amount of the relevant advance in respect of the Equipment Loan (the aggregate amount of advances in respect of such undeployed Equipment not to exceed $1,800,000 at any time) not later than 180 days after Borrower's uncured default under the Provider Agreement unless the Equipment financed hereunder in respect of such Provider Agreement is redeployed under a replacement Provider Agreement or such default is cured by Borrower on or before such time, in either case together with all accrued interest thereon. Amounts advanced in excess of $1,800,000 in respect of undeployed Equipment shall be repaid by Borrower within three (3) Business Days following the conclusion of the 180-day period. Such mandatory prepayment shall not be subject to the prepayment premium in Section 4.3 below.

        4.3   Voluntary Prepayment. Borrower may, upon at least sixty (60) days prior written notice to Lender (stating the proposed date of prepayment, which date shall then be the due date for such Loan), prepay the outstanding principal amount of all Term Loans then outstanding in whole, but not in part by paying to Lender, immediately available funds, an amount equal to the sum of (i) the outstanding principal amount of all Term Loans then outstanding, (ii) all accrued and unpaid interest, fees and expenses on the Term Loans through the date of prepayment, and (iii) (A) in the event that such prepayment is made on or prior to the first anniversary of the relevant Term Loan, a prepayment premium equal to 2% of the principal amount being prepaid; (B) in the event that such prepayment is made after the first anniversary of the Term Loan but on or prior to the second anniversary of the Term Loan, a prepayment premium equal to 1% of the principal amount being prepaid; and (C) in the event that such prepayment is made after the second anniversary of the Term Loan, no prepayment premium shall be due; provided however, that notwithstanding the foregoing, no prepayment premium shall be payable hereunder upon a Change of Control or initial public offering of the common stock of the Borrower if Lender realizes proceeds equal to at least three times the original exercise price of the Warrant issued and vested in connection with this Loan Agreement at the time of the Change of Control or initial public offering.

5.     Collateral and Security

        5.1   Grant of Security Interest.

          (a)   Term Loan Collateral. To further secure to Lender the prompt full and faithful payment and performance of Borrower's Liabilities in respect of the Term Loan and the prompt, full and complete performance by Borrower of each of its covenants and duties under this Loan Agreement and the Other Agreements related thereto, Borrower grants to Lender, a valid, first priority continuing security interest in and lien upon all of the following (except as to assets or property with Permitted Liens, upon which a lien which may be other than a first priority lien is granted), whether now owned or hereafter acquired and wherever located:

    (i)
    All Receivables;

    (ii)
    All Equipment (subject to the prior lien, if any, of any Equipment Loan hereunder);

    (iii)
    All Fixtures;

    (iv)
    All General Intangibles;

    (v)
    All Inventory;

    (vi)
    All Investment Property;

    (vii)
    All Deposit Accounts and Securities Accounts;

    (viii)
    All Cash;

    (ix)
    All Documents;

    (x)
    All Proceeds from the sale, transfer or other disposition of Intellectual Property;

    (xi)
    All other Goods and tangible and intangible personal property of Borrower other than Intellectual Property, whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and

    (xii)
    to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located and all products and proceeds of the foregoing including without limitation proceeds of insurance policies insuring the foregoing and all books and records with respect thereto;

(all of the foregoing personal property is hereinafter sometimes individually and sometimes collectively referred to as "Term Loan Collateral").

          (b)   Equipment Loan Collateral. To further secure to Lender the prompt full and faithful payment and performance of Borrower's Liabilities in respect of the Equipment Loan and the prompt, full and complete performance by Borrower of each of its covenants and duties under this Loan Agreement and the Other Agreements related thereto, Borrower grants to Lender, a valid, first priority continuing security interest in and lien upon all of the following (except as to assets or property with Permitted Liens, upon which a lien which may be other than a first priority lien is granted), whether now owned or hereafter acquired and wherever located:

    (i)
    All Equipment which is financed with the proceeds of an advance in respect of the Equipment Loan; and

    (ii)
    to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located and all products and proceeds of the foregoing including without limitation proceeds of insurance policies insuring the foregoing and all books and records with respect thereto;

(all of the foregoing personal property is hereinafter sometimes individually and sometimes collectively referred to as "Equipment Loan Collateral", and together with the Term Loan Collateral, the "Collateral").

          (c)   Intellectual Property. Notwithstanding anything herein contained or construed to the contrary, Borrower is not granting to Lender, and Lender is not receiving from Borrower, any grant of a security interest in any of Borrower's now owned or hereafter acquired Intellectual Property (other than a security interest in the Proceeds from the sale, transfer or other disposition of Intellectual Property); provided, however, that software, firmware and operating systems that cannot be removed from the Collateral without rendering the Collateral inoperable shall be deemed to be part of the "Collateral" unless such construction is prohibited by or inconsistent with any relevant license or other agreement respecting such software, firmware or operating system.

  Borrower shall make appropriate entries upon its financial statements and its books and records disclosing Lender's security interest in the Collateral.

        Borrower hereby further agrees that, except as expressly permitted herein including with respect to Permitted Liens, Borrower shall not hereafter grant a security interest in or pledge of its Intellectual Property to any other party.

        5.2   Further Assurances. Borrower shall execute and/or deliver to Lender, at any time and from time to time hereafter at the request of Lender, all agreements, instruments, UCC financing statements (or other required perfection instruments), documents and other written matter (hereinafter individually and/or collectively, referred to as "Additional Documentation") that Lender reasonably may request, in a form and substance reasonably acceptable to Lender, to perfect and maintain Lender's perfected security interest in the Collateral and to consummate the transactions contemplated in or by this Loan Agreement and the Other Agreements. Borrower, irrevocably, (a) hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower's true and lawful attorney (and agent-in-fact) to sign the name of Borrower on the Additional Documentation and to deliver the Additional Documentation to such Persons as Lender, in its sole and absolute discretion, may elect, (b) authorizes completion and filing of any such Additional Documentation by Lender or its agents, whether paper or electronic, (c) hereby ratifies and confirms the completion and filing of Additional Documentation by Lender or its agent, paper or electronic, occurring prior to the date hereof, and (d) declares that Borrower has the present intention to authenticate and process any such Additional Documentation, whether paper or electronic, and whether or not completed and filed by Lender or its agents before or after the date hereof.

        5.3   Inspection of Collateral. Lender (by any of its officers, employees and/or agents) shall have the right, at any time or times during Borrower's or third party's, as applicable, usual business hours (a) with respect to Equipment located on third party sites, upon at least ten (10) Business Day's notice, and (b) with respect to all other Collateral, upon at least one (1) Business Days' notice, to inspect the Collateral and all related records (and the premises upon which it is located) and to verify the amount and condition of or any other and all financial records and matters whether or not relating to the Collateral. During the continuance of an Event of Default, all costs, fees and expenses incurred by Lender, or for which Lender has become obligated, in connection with such inspection and/or verification shall be payable by Borrower to Lender. Borrower agrees to use its best efforts to cause its employees and agents to cooperate with Lender in all inspections.

        5.4   Controlled Accounts; Proceeds of Collateral. (a) Borrower shall deliver, or cause to be delivered to Lender an account control agreement in form and substance satisfactory to Lender and duly authorized, executed and delivered by Borrower and each bank or financial institution where Borrower maintains a deposit or securities account (each a "Controlled Account"); provided, however, that Lender will not exercise its right to control amounts in a Controlled Account unless an Event of Default hereunder or under the Other Agreements has occurred and is continuing.

        (b)   All proceeds arising from the disposition of any Collateral by Borrower shall be deposited in a Controlled Account within one Business Day after receipt by Borrower. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Loan Agreement.

        5.5   Third Party Claims. Lender, in its sole and absolute discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Loan Agreement or the Other Agreements or any Event of Default, may (but shall be under no obligation to) at any time or times hereafter, pay, acquire and/or accept an assignment of any security interest, lien, encumbrance or claim asserted (other than Permitted Liens) by any Person against the Collateral. All sums paid by Lender in respect thereof and all costs, fees and expenses, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto incurred by Lender on account thereof shall be payable by Borrower to Lender.

        5.6   Insurance. Borrower shall at all times throughout the term of this Loan Agreement and any extension hereof procure and maintain at its own expense the following minimum insurance coverages which shall be provided by insurance carriers with an AM Best rating of A, Class X or as otherwise acceptable to Lender and with such deductibles and exclusions as approved by Lender: (1) All risk property damage insurance covering the Collateral which shall include but not be limited to fire and extended coverage and where applicable mechanical breakdown and electrical malfunction, and which shall be written in amount not less than the greater of (x) the outstanding loan balance or (y) the current replacement cost; and, (2) Commercial general liability insurance which may include excess liability insurance written on occurrence basis with a limit of not less than $5,000,000, and (3) Workers' compensation insurance in accordance with statutory limits and employers' liability coverage which may include excess liability in an amount not less than $500,000. Any insurance carried and maintained in accordance with this Loan Agreement by Borrower shall be endorsed to provide that: (i) Lender shall be additional insured and loss payee with respect to the property insurance described in subsection (1) of the prior paragraph (and such insurance shall provide that the interest of Lender shall not be invalidated by any act or neglect of Lender, Borrower or other person), and Lender shall be an additional insured with respect to the liability insurance described in subsection (2) of the prior paragraph; and (ii) The insurers thereunder waive all rights of subrogation against Lender, any right of setoff and counterclaim and any other right to deduction due to outstanding premiums, whether by attachment or otherwise; and (iii) Such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of Lender; and (iv) Inasmuch as such policies are written to cover more than one insured, all terms, conditions, insuring agreements and endorsements (other than the limits of liability) shall operate in the same manner as if there were a separate policy covering each insured; and (v) If such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any substantial change is made in the coverage that affects the interests of Lender, such cancellation or change shall not be effective as to Lender until thirty (30) days after receipt by Lender of written notice sent by registered mail from such insurer of such cancellation or change; providing, however, that such thirty (30) day period shall be reduced to ten (10) days in the case where cancellation results from the nonpayment of premiums. Borrower irrevocably appoints Lender as Borrower's true and lawful attorney (and agent-in fact) for the purpose of making, settling and adjusting claims under such policies, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies and for making all determinations and decisions with respect to such policies, and such appointment will be immediately effective upon the occurrence of an Event of Default hereunder and continue until the Event of Default is no longer continuing.

        On or before the initial funding by Lender hereunder, and at each policy anniversary date, Borrower shall arrange to furnish Lender with appropriate Certificates of Insurance. Such Certificates of Insurance shall be executed by each insurer or by an authorized representative of each insurer, and shall identify insurers, the type of insurance, the insurance limits and the policy term and shall specifically list the special endorsements (i) through (v) above.

        In case of the failure to procure or maintain such insurance, Lender shall have the right, but not the obligation, to obtain such insurance and any premium paid by Lender shall be immediately due and payable by Borrower to Lender. The maintenance of any policy or policies of insurance pursuant to this Section shall not limit any obligation or liability of Borrower pursuant to any other Sections or provisions of this Loan Agreement.

        5.7   Charges on Collateral. Borrower shall not permit any Charges (other than Permitted Liens) to arise, or to remain, and Borrower shall pay promptly when due, and discharge, such Charges. In the event Borrower, at any time or times hereafter, shall fail to pay such Charges when due or to obtain such discharges, Borrower shall so advise Lender thereof in writing. Lender may, without waiving or releasing any obligation or liability of Borrower hereunder or Event of Default, in its sole and absolute discretion, at any time or times thereafter, make such payment, or any part thereof, or obtain such discharge and take any other action with respect thereto which Lender deems advisable. All sums so paid by Lender and any expenses, including reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall be payable by Borrower to Lender upon demand.

        5.8   UCC Filing Authorization. Borrower hereby authorizes Lender and its counsel and other representatives to file, at any time on or after the date hereof, Uniform Commercial Code financing statements and continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Lender may determine, in its sole discretion, are necessary or advisable to perfect the security interests granted to Lender hereunder and under the Other Agreements. Such financing statements must describe the Collateral in the same manner as described herein or therein and, in addition, may contain an indication or description of Collateral that describes such property in any other manner as Lender may determine is necessary or advisable to ensure the perfection of the security interest in the Collateral.

        5.9   Accounts. So long as no Event of Default has occurred and is continuing, subject to Section 7.4 hereof, Borrower may settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default has occurred and is continuing, Lender may, at its option, notify Borrower that Lender intends to have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors or grant any credits, discounts or allowances and on and after such notice from Lender to Borrower, Lender shall have such exclusive right.

6.     Warranties and Representations

        6.1   Borrower Representations. Borrower warrants and represents to Lender, as of the date hereof and as of the date of any Loan made hereunder, and agrees and covenants to Lender that:

          (a)   Borrower is and at all times hereafter shall be (i) a Person having that legal name and organizational structure as set forth above, duly organized and existing and in good standing under the laws of the state of its organization as set forth above and (ii) qualified or licensed to do business in all other states in which the laws require Borrower to be so qualified and/or licensed;

          (b)   Borrower is duly authorized and empowered to enter into, execute, deliver and perform this Loan Agreement and the Other Agreements and the execution, delivery and/or performance by Borrower of this Loan Agreement and the Other Agreements, and the use by Borrower of the proceeds of the Loans hereunder, shall not, by the lapse of time, the giving of notice or otherwise, conflict with or constitute a violation of any applicable law (including, without limitation, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof) or a breach of any provision contained in Borrower's organizational documents or contained in any agreement, instrument or document to which Borrower is now or hereafter a party or by which it is or may become bound or give rise to or result in any default thereunder;

          (c)   This Loan Agreement is (and when executed or delivered, each Other Agreement will be) the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles (whether enforcement is sought in equity or at law);

          (d)   Except as disclosed to Lender in writing prior to the date hereof, there are no actions or proceedings which are pending, or to its knowledge threatened, against Borrower. Borrower is not in breach of or a party to any contract or agreement or subject to any charge, restriction, judgment, decree or order which has or could reasonably be expected to have a Material Adverse Effect, nor is Borrower in default with respect to any indenture, security agreement, mortgage, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound;

          (e)   Borrower has and is in good standing with respect to all licenses, patents, copyrights, trademarks, trade names, governmental permits, certificates, consents and franchises necessary to continue to conduct its business as previously conducted by it and to own or lease and operate its properties as now owned or leased by it;

          (f)    The financial statements delivered by Borrower to Lender prior to the date hereof and the Financials delivered by Borrower to Lender pursuant to Section 7.3 hereof fairly and accurately present the assets, liabilities and financial conditions and results of operations of Borrower as of the dates and for the periods stated therein and have been prepared in accordance with GAAP, and no event, condition or change that has had, or could reasonably be expected to have, a Material Adverse Effect has occurred since the date of this Loan Agreement;

          (g)   As to the Accounts and other Collateral, (i) Borrower has and at all times hereafter shall have good, indefeasible and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and encumbrances except those of Lender and Permitted Liens; (ii) the Collateral shall be kept and/or maintained solely at the addresses identified in writing to Lender; (iii) Borrower, immediately on demand by Lender, shall deliver to Lender any and all evidence of ownership of, including without limitation, vendor invoices and proofs of payment thereof, certificates of title to and applications for title to, any Collateral; (iv) Borrower shall keep and maintain the Collateral in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved; and (v) Borrower shall not permit any such items to become a fixture to real estate or accession to other personal property;

          (h)   As to Lender's security interest, (i) Lender's security interest in the Collateral is now and at all times hereafter shall be perfected and have a first priority (subject to Permitted Liens and except as otherwise provided herein); (ii) the offices and/or locations where Borrower keeps the Collateral and Borrower's books and records concerning the Collateral are at the locations identified to Lender in writing and Borrower shall not remove such books and records and/or the Collateral therefrom to any other location unless Borrower gives Lender written notice thereof at least thirty (30) days prior thereto and the same is within the contiguous forty-eight (48) states of the United States of America; and (iii) the addresses identified to Lender in writing as Borrower's chief executive office and principal place(s) of business are Borrower's sole offices and place(s) of business, and Borrower, by written notice delivered to Lender at least thirty (30) days prior thereto, shall advise Lender of any change thereto;

          (i)    Borrower is not an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940;

          (j)    All income and other tax returns and reports required to be filed by Borrower have been timely filed, and all taxes shown on such tax returns to be due and payable and all other assessments, fees and governmental charges upon Borrower and its properties, assets, income, businesses and franchises have been paid when due and payable except to the extent that (A) such taxes, assessments, charges or claims (i) are being contested in good faith by appropriate proceedings (promptly instituted and diligently conducted) so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) such proceeding shall stay the attachment, sale, disposition, foreclosure or forfeiture of any asset of Borrower in connection with any such contested tax, assessment, charge or claim or, (B) the failure to timely pay such taxes, assessments, charges or claims could not reasonably be expected to have a Material Adverse Effect. All necessary and appropriate estimated payments (including any interest and penalties) in respect of assessed tax liability under Borrower's state and federal tax returns have been made on a timely basis;

          (k)   As of the date hereof and of each Loan (i) the sum of Borrower's debt (including contingent liabilities) does not exceed the present fair saleable value of Borrower's present assets; (ii) Borrower's capital is not unreasonably small in relation to its business as it exists and as is contemplated at such time; and (iii) Borrower has not incurred and does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due;

          (l)    No information furnished to Lender by or on behalf of Borrower for use in connection with the transactions contemplated hereby contains or will contain, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made. There are no facts known to Borrower that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          (m)  Borrower has provided to Lender on or prior to the date hereof a schedule that correctly identifies the ownership interest (including all options, warrants and other rights to acquire capital stock) of Borrower and each of its Subsidiaries as of the date hereof;

          (n)   (i) Borrower (A) has been and is in compliance in all material respects with all applicable Environmental Laws; (B) has not received any communication, whether from a governmental authority or otherwise, alleging that Borrower is not in such compliance, and there are no past or present actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such compliance in the future; (ii) there is no Environmental Claim pending or, to the best knowledge of Borrower, threatened against Borrower or against any Person whose liability for any Environmental Claim Borrower has or may have retained or assumed either contractually or by operation of law; and (iii) there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material, which could reasonably be expected to form the basis of any Environmental Claim against Borrower or, to the best knowledge of Borrower, against any Person whose liability for any Environmental Claim Borrower has or may have retained or assumed either contractually or by operation of law.

          (o)   (i) Borrower is an "operating company" within the meaning of the regulations of the United States Department of Labor included within 29 CFR Section 2510.3-101 (the "DOL Regulations") or is in compliance with such other exception as may be available under such regulations to prevent the assets of Borrower from being treated as the assets of any employee benefit plan for purposes of the DOL Regulations and (ii) neither Borrower nor any subsidiary of Borrower maintains or is obligated to make contributions to any employee benefit plan that is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute ("ERISA").

        6.2   Further Representations. Borrower warrants and represents to Lender, as of the date of any advance in respect of the Equipment Loan made hereunder, that:

  (a)
  The amortization schedule of the advance does not exceed the remaining term of the Provider Agreement for the Equipment financed by such advance.

  (b)
  There exists no default, or circumstances which with the passage of time or giving of notice would constitute a default, by Borrower in respect of the Provider Agreement for the Equipment financed by such advance.

7.     Affirmative and Negative Covenants

        7.1   Affirmative Covenants. Borrower covenants with Lender that Borrower shall, and shall cause each of its Subsidiaries to: (a) preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business, (b) pay all income and other taxes and assessments imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, (c) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, (d) keep adequate books of record and account, in which complete entries shall be made of all financial transactions and the assets and of its business, (e) on or prior to 120 days after the date hereof, deliver to Lender duly executed landlord or collateral access agreements, in form and substance satisfactory to Lender, for all premises (including offices and co-location facilities) at which any Collateral (other than Equipment Loan Collateral located on third-party end-user sites) is located (including Borrower's offices in Boston, Massachusetts), provided that Lender shall agree to extend such period to the extent that Borrower is making a commercially reasonable effort to obtain such agreements, (1) to the extent not provided to the reasonable satisfaction of Lender in the relevant Provider Agreement, in circumstances where the consent of a landlord or other third party is necessary to access the Equipment, promptly upon the request of Lender, deliver to Lender duly executed landlord or collateral access agreements, in form and substance satisfactory to Lender, in respect of all premises at which any Equipment Loan Collateral located on third-party end-user sites is located, and (g) promptly take any and all necessary Cleanup action on, under or affecting any property owned, leased or operated by Borrower in accordance with all laws and the policies, orders and directives of all federal, state and local governmental authorities, and conduct and complete such Cleanup action in material compliance with all applicable Environmental Laws.

        7.2   Negative Covenants Borrower covenants with Lender that Borrower shall not, and shall not permit any of its Subsidiaries to: (a) grant a security interest in, assign, sell or transfer any of the Collateral or any of its Intellectual Property to any person or permit, grant, or suffer or permit a lien, claim or encumbrance upon any of the Collateral or Intellectual Property, except for (i) Permitted Liens or (ii) the sale of Inventory and obsolete or unneeded Equipment in the ordinary course of business, and upon Lender's prior written consent; (b) permit or suffer any Charges to attach to or affect any of the Collateral (other than Permitted Liens) which is not removed or secured by bond within fifteen (15) Business Days; (c) permit or suffer any receiver, trustee or assignee for the benefit of creditors to be appointed to take possession of any of the Collateral (which in the case of the appointment a trustee not involving a bankruptcy proceeding, shall be a material portion of the Collateral); (d) merge or consolidate with or acquire any Person except in a transaction in which Borrower is the surviving Person or, if Borrower is not the surviving Person, such transaction does not result in a Change of Control; (e) incur or permit or suffer to exist any indebtedness for borrowed money or for the deferred purchase price for property or services (other than Permitted Debt); (f) voluntarily prepay any indebtedness prior to its scheduled maturity other than pursuant to the terms hereof; (g) make or pay (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or (ii) any redemption, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any outstanding warrants, options or other rights to acquire such shares; (h) enter into any transaction with any Affiliate or any transaction (including, without limitation, any sale of assets) not in the ordinary course of its business; (i) make any change in any of its business objectives, purposes and operations, which has, or could reasonably be expected to have, a Material Adverse Effect; (j) without thirty (30) days' prior written notice to Lender, make any change in its legal name or state of formation or organization; (k) adopt or otherwise become obligated to contribute to any employee benefit plan that is subject to Title IV of ERISA; or (1) take any action or fail to take an action if, as a result of such action or inaction, Borrower would fail to qualify as an "operating company" within the meaning of the DOL Regulations or otherwise comply with such other exception as may be available under such regulations to prevent the assets of Borrower from being treated as the assets of any employee benefit plan for purposes of the DOL Regulations.

        7.3   Covenants regarding Financial Statements. Borrower shall cause to be furnished to Lender, (i) the unqualified, audited fiscal year end financial statements of Borrower (which shall not contain any "going concern" exception or any exception relating to scope of review) no later than 150 days after the related fiscal year end, (ii) no later than 30 days after the related month end, the internally prepared monthly financial statements of Borrower, certified by Borrower's chief financial officer, each containing consolidated and consolidating profit and loss statements for the month then ended and for Borrower's fiscal year to date, consolidated and consolidating balance sheets as at the last day of such month and a consolidated statement of cash flows for the month then ended and for Borrower's fiscal year to date, (iii) summary monthly bank statements, no later than 30 days after the related month end, reflecting month-end cash balances, (iv) a monthly Compliance and Disclosure Certificate, substantially in the form of Exhibit A attached hereto and made a part hereof, (v) promptly upon Borrower's Board of Directors approval thereof, copies of Borrower's annual operating plan and any revisions thereto and (vi) such other financial and business information of Borrower as Lender may reasonably require, including such other financial and operating performance data as is provided to its outside investors or commercial lenders and, if applicable, required to be provided to shareholders by the Securities and Exchange Commission. Each financial statement to be furnished to Lender must be prepared in accordance with GAAP. Borrower also agrees to promptly provide to Lender notice of, and such other data and information (financial and otherwise) at any time and from time to time relating to, any legal actions or proceedings pending, or to its knowledge, threatened against Borrower or the occurrence of any event or change that has, or could reasonably be expected to have, a Material Adverse Effect. Financial statements may be delivered via electronic mail to Lender.

        7.4   Further Covenants. (a) Borrower may not grant any credit, discount, allowance or extension, or enter into any agreement for any of the foregoing, except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower's business in accordance with Borrower's historic credit and collection practices and policies without the prior consent of Lender.

          (b)   Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Accounts, by mail, telephone, facsimile transmission or otherwise only after the occurrence of an Event of Default that is continuing.

          (c)   Lender shall have the right to participate, in an amount up to $1,000,000, in the next private equity offering of Borrower, upon the same terms and conditions as offered to other participants.

        7.5   Indemnification and Liability. Borrower hereby agrees to indemnify Lender and hold Lender harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, reasonable costs and expenses (including reasonable attorneys' fees), of every nature, character and description, which Lender may sustain or incur based upon or arising out of the Collateral, any of Borrower's Liabilities, any relationship or agreement between Lender and Borrower, or any other matter, cause or thing whatsoever occurred, done, omitted or suffered to be done by Lender relating to Borrower or Borrower's Liabilities (except any such claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, reasonable costs and expenses (including reasonable attorneys' fees) that result from the gross negligence or willful misconduct of Lender). Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding. Borrower's obligation hereunder shall survive termination of this Loan Agreement.

8.     Default

        8.1   Events of Default. The occurrence of any one of the following events shall constitute a default ("Event of Default") by Borrower under this Loan Agreement: (a) if Borrower fails to pay any principal of any Loans when due and payable (including any period of time before which such payments become overdue) or fails to pay any other Borrower's Liabilities within five (5) days after the same are due and payable; (b) if any representation, warranty, financial statement, statement, report or certificate made, deemed made or delivered by Borrower, or any of its directors or officers to Lender is not true and correct in any material respect when made, deemed made or delivered; (c) if Borrower fails or neglects to perform, keep or observe any term, provision, condition or covenant contained in this Loan Agreement or in the Other Agreements, which is required to be performed, kept or observed by Borrower, other than the payment of Borrower's Liabilities, and, in the case of any covenant contained in Section 7.1 hereof, the same is not cured within fifteen (15) days; (d) if any material portion of the Collateral or any other of Borrower's other material assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors (which in the case of the appointment a trustee not involving a bankruptcy proceeding, shall be a material portion of the Collateral) and such attachment, other event or proceeding is not dismissed or otherwise resolved within fifteen (15) days; (e) if any event, condition or change shall occur that has had a Material

Adverse Effect; (f) if a petition under any section or chapter of the Bankruptcy Code or any similar law or regulation shall be filed by or against Borrower or if Borrower shall make an assignment for the benefit of its creditors or if any case or proceeding is filed by Borrower for its dissolution or liquidation and, if an involuntary proceeding, such petition, case or proceeding (x) results in the entry of an order for relief against Borrower which order is not fully stayed within five (5) Business Days after entry thereof or (y) is not dismissed within forty-five (45) days of commencement; (g) if Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs; (h) if an application is made by Borrower or any Person for the appointment of a receiver, trustee or custodian for the Collateral or any other of Borrower's assets; (i) if a notice of lien or Charges are filed of record with respect to any of the Collateral by any Person and such lien or Charge is not removed or secured by bond within ten (10) Business Days; (j) if any Change of Control shall occur; (k) if any money judgment, writ or warrant of attachment or similar process (if not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets which is not satisfied or appealed and secured by bond within fifteen (15) Business Days; (1) this Loan Agreement or any Other Agreement shall for any reason fail or cease to be valid and binding on, or enforceable against, Borrower or any other party thereto or Borrower shall so assert; (m) this Loan Agreement or any Other Agreement shall for any reason cease to be in full force and effect or cease to create a valid and enforceable lien and security interest on any Collateral purported to be covered thereby or any such lien and security interest shall fail or cease to be a perfected and first priority lien and security interest (subject to Permitted Liens); or (n) if Borrower is in default (i) in the payment of any of Borrower's debt to Lender under any Other Agreement; or (ii) in the payment of any debt to any Person other than Lender in excess of $100,000 or, in the case of clause (i) or (ii), any other event shall occur or condition shall exist under any agreement or instrument relating to any such debt and such default, condition or event gives the holders of such debt (or any agent or trustee on their behalf) the then current right to accelerate such indebtedness and such indebtedness is in fact accelerated. Borrower shall provide written notice of any events or circumstances which would give rise to an Event of Default under this Section 8.1 promptly (but in no event more than one (1) Business Day) after becoming aware of such events or circumstances. Failure of Borrower to give such notice promptly shall constitute an Event of Default hereunder.

        8.2   Lender's Rights and Remedies. Upon an Event of Default under Section 8.1(f), without notice by Lender to, or demand by Lender of, Borrower, all of Borrower's Liabilities shall be automatically accelerated and shall be due and payable forthwith and any other commitments to provide any financing hereunder shall automatically terminate, and upon any other Event of Default, without notice by Lender, to or demand by Lender of, Borrower, Lender may accelerate all of Borrower's Liabilities and same shall be due and payable forthwith and/or Lender may terminate any other commitments to provide any financing hereunder. Lender may, in its sole and absolute discretion: (a) exercise any one or more of the rights and remedies accruing to a Lender under the Uniform Commercial Code or other applicable law of the relevant state or states or other applicable jurisdiction, and in equity, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, including under this Loan Agreement and the Other Agreements; (b) enter, with or without process of law and without breach of the peace, any premises where the Collateral or the books and records of Borrower related thereto is or may be located, and without charge or liability to Lender therefor seize and remove the Collateral (and copies of Borrower's books and records relating to the Collateral) from said premises and/or remain upon said premises and use the same (together with said books and records) for the purpose of collecting, preparing and disposing of the Collateral; (c) sell, lease, license or otherwise dispose of the Collateral or any part thereof by one or more contracts at one or more public or private sales for cash or credit, provided, however, that Borrower shall be credited with the net proceeds of such sale(s) only when such proceeds are actually received by Lender; and (d) require Borrower to assemble the Collateral and make it available to Lender at a place or places to be designated by Lender which is reasonably convenient to Lender and Borrower.

        In addition, at any time an Event of Default has occurred and is continuing, Lender may, in its discretion, enforce the rights of Borrower against any Account Debtor, secondary obligor or other obligor in respect of any of the Accounts. Without limiting the generality of the foregoing, at any time or times that an Event of Default has occurred and is continuing, Lender may, in its discretion, at such time or times (1) notify any or all Account Debtors, secondary obligors or other obligors in respect thereof that the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Accounts directly to Lender, (2) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of Borrower's Liabilities, (3) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (4) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default has occurred and is continuing, at Lender's request, all invoices and statements sent to any Account Debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

        All of Lender's rights and remedies under this Loan Agreement and the Other Agreements are cumulative and non exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. Lender agrees to give notice of any sale to Borrower at least ten (10) days prior to any public sale or at least ten (10) days before the time after which any private sale may be held. Borrower agrees that Lender may purchase any such Collateral (including by way of credit bid), and may postpone or adjourn any such sale from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. Borrower agrees that Lender has no obligation to preserve rights against prior parties to the Collateral.

        8.3   Power of Attorney. Upon the occurrence of any Event of Default that is continuing, without limiting Lender's other rights and remedies, Borrower grants to Lender an irrevocable power of attorney coupled with an interest (in addition to such other powers of attorney granted to Lender elsewhere in this Loan Agreement), authorizing and permitting Lender at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to execute on behalf of Borrower any Additional Documentation, or such other instruments or documents as may be reasonably necessary in order to exercise a right of Borrower or Lender, including but not limited to the execution of any proof of claim in bankruptcy, any notice of lien, claim of mechanic's or other lien, or assignment or satisfaction of mechanic's or other lien, or to take control in any manner of any cash or non-cash proceeds of Collateral and take any action or pay any sum required of Borrower pursuant to this Loan Agreement and any Other Agreement. In no event shall Lender's rights under the foregoing power of attorney or any of Lender's other rights under this Loan Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.

9.     General Provisions

        9.1   Notices. All notices, demands or other communications required or permitted to be given or delivered under or by reason of the provisions hereof shall be in writing and shall be deemed to have been given when (i) delivered personally to the recipient, (ii) sent via facsimile transmission with confirmation from the sending and/or receiving machine, (iii) the next Business Day after having been sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) four Business Days after having been mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the parties hereunder at their respective addresses and transmission numbers indicated on the signature page hereof, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

        9.2   Severability. Should any provision of this Loan Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Loan Agreement, which shall continue in full force and effect.

        9.3   Integration; Modification. This Loan Agreement, the Other Agreements and such other written agreements, documents and instruments as may be executed in connection herewith or pursuant hereto are the final, entire and complete agreement between Borrower and Lender and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Loan Agreement and the Other Agreements. There are no oral understandings, representations or agreements between the parties which are not set forth in this Loan Agreement or the Other Agreements or in other written instruments, documents or agreements signed by the parties in connection herewith. If any provision contained in this Loan Agreement is in conflict with, or inconsistent with, any provision in the Other Agreements, the provision contained in this Loan Agreement shall govern and control, it being the intent of the parties, however, that the terms of each of the Loan Agreement and the Other Agreements shall be remain in full force and effect. This Loan Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and Lender.

        9.4   Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Loan Agreement.

        9.5   Attorneys' Fees and Other Costs. Borrower shall reimburse Lender for all out-of-pocket costs and expenses, including but not limited to reasonable attorneys' fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Lender in connection with any amendment or waiver to this Loan Agreement or any Other Agreement; seeking to enforce any of its rights hereunder against Borrower or the Collateral, including in bankruptcy; enforcing Lender's security interest in the Collateral, and representing Lender in all such matters. Borrower shall also pay Lender's standard charges for returned checks in effect from time to time. Borrower's obligation hereunder shall survive termination of this Loan Agreement.

        9.6   Benefit of Agreement; Assignment. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Loan Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. Borrower hereby consents to Lender's sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Loan Agreement, or the Other Agreements, or of any portion thereof, including without limitation Lender's rights, titles, interests, remedies, powers and/or duties; provided, however, that Lender shall reasonably believe that any potential transferee, assignee, purchaser or other beneficiary of the disposition of the Loan Agreement or the Other Agreements, or to any portion thereof, has the financial wherewithal and ability to fully perform pursuant to the terms of the Loan Agreement and/or the Other Agreements. Borrower shall establish and maintain a record of ownership (the "Register") in which it agrees to register by book entry Lender's and each initial and subsequent assignee's interest in each Loan, and in the right to receive any payments hereunder and any assignment of any such interest. Notwithstanding anything to the contrary contained in this Loan Agreement, the Loans (including the notes in respect of such Loans) are registered obligations and the right, title, and interest of Lender and its assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. In no event is any note to be considered a bearer instrument or bearer obligation. This Section shall be construed so that the Loans are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (or any successor provisions of the Code or such regulations).

        9.7   Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

        9.8   Paragraph Headings. Paragraph headings are only used in this Loan Agreement for convenience. The term "including", whenever used in this Loan Agreement, shall mean "including but not limited to". This Loan Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Loan Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise.

        9.9   Interest Laws. Notwithstanding any provision to the contrary contained in this Loan Agreement or any Other Agreement, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Loan Agreement or in any Other Agreement, then in such event: (1) the provisions of this subsection shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder or under any Other Agreement shall be, at such Lender's option, (a) applied as a credit against the outstanding principal balance of Borrower's Liabilities or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein or in any Other Agreement shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Loan Agreement and the Other Agreements shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest.

        9.10 No Implied Waivers. Lender's failure at any time or times hereafter to exercise any rights or remedies or to require strict performance by Borrower of any provision of this Loan Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith and all rights and remedies shall continue in full force and effect until all of Borrower's Liabilities have been fully and indefeasibly paid and performed. Any suspension or waiver by Lender of an Event of Default by Borrower under this Loan Agreement or the Other Agreements shall not suspend, waive or affect any other Event of Default by Borrower under this Loan Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. No waiver by Lender of any Event of Default or of any of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Loan Agreement or the Other Agreements shall be effective unless specifically waived by an instrument in writing signed by an officer of Lender.

        9.11 Acceptance by Lender. This Loan Agreement shall become effective upon acceptance by Lender, in writing, at its principal place of business as set forth above. If so accepted by Lender, this Loan Agreement and the Other Agreements shall be deemed to have been made at said place of business.

        9.12 LAW AND VENUE. THIS LOAN AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF ILLINOIS. BORROWER CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS. BORROWER WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY LENDER OR TO ASSERT THAT ANY ACTION INSTITUTED BY LENDER OR BORROWER IN SUCH COURT IS AN IMPROPER VENUE OR SUCH ACTION SHOULD BE TRANSFERRED TO A MORE CONVENIENT FORUM.

        9.13 WAIVER OF TRIAL BY JURY. BORROWER AND LENDER EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF,

OR IN ANY WAY RELATING TO, THIS LOAN AGREEMENT WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

        9.14 CONFIDENTIALITY. The provisions of this Loan Agreement and the Other Agreements shall be held in strictest confidence by Borrower and shall not be publicized or disclosed in any manner whatsoever; provided, however, that Borrower may disclose this Loan Agreement and the Other Agreements in confidence to its attorneys, accountants, auditors, insurers, tax preparers, and financial advisors, and insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

        Signature Page Follows:

        In Witness Whereof, this Loan and Security Agreement has been duly executed as of the day and year first above written.

Borrower:		Accepted By:
Borrower:	ENERNOC, INC.	Lender:	RITCHIE CAPITAL FINANCE, LLC
By:	/s/ Neal C. Isaacson	By:	/s/ Thomas Moss
Name: Title:	Neal C. Isaacson CFO	Name: Title:	Thomas Moss Treasurer
Address for Notices:	75 Federal Street, Suite 300 Boston, MA 02110	Address for Notices:	2100 Enterprise Avenue Geneva, IL 60134
Attention: Legal Department
Telephone: Facsimile:	617 224-9927 617 224-9934	Telephone: Facsimile:	630 761-2200 630 345-7932
With a copy to:
225 West Washington Chicago, IL 60606 Attention: Mark King
		Telephone: Facsimile:	630 482-7166 630-345-7955

EXHIBIT A

Officer's Compliance and Disclosure Certificate
(attachment to monthly financial reports)

        Reference is hereby made to certain loan or credit agreements (together with all instruments, documents and agreements entered into in connection therewith, the "Loan Documents") by and between Ritchie Capital Finance, L.L.C. ("Lender ") and EnerNOC, Inc. ("Borrower"). The undersigned,             , hereby certifies to Lender that he/she is the duly elected and acting                          of Borrower and that:

  (i)
  FINANCIAL STATEMENTS—General. The attached financial statements fairly reflect the financial condition of Borrower in all material respects in accordance with GAAP, except as disclosed on the attached Schedule of Financial Statement Exceptions (if none, so state on said Schedule) and there has been no material adverse change in the assets, liabilities or financial condition of Borrower since                         , 200            ;

  (ii)
  FINANCIAL STATEMENTS—Off-Balance Sheet. All material financial obligations and contingent obligations of Borrower not otherwise listed and itemized on the attached financial statements, are disclosed on the attached Schedule of Financial Statement Exceptions, including but not limited to material off-balance sheet leasing obligations, and guarantees of financial obligations of Borrower, its affiliates, subsidiaries, officers and related parties (if none, so state on said Schedule);

  (iii)
  FINANCIAL STATEMENTS—Related Party Transactions. All material related party transactions, including but not limited to loans, receivables or payables due to/from Borrower's officers or employees, affiliates, subsidiaries, or other related parties, are disclosed on the attached Schedule of Financial Statement Exceptions (if none, so state on said Schedule);

  (iv)
  COMPLIANCE WITH APPLICABLE LAW. Except as noted on the attached Schedule of Compliance Issues, there are no material events whereby Borrower or, to the knowledge of Borrower, Borrower's directors, employees, affiliates, subsidiaries or other related parties are acting or conducting business contrary to applicable local, state, or national laws in the country or countries in which said parties are conducting business;

  (v)
  ABSENCE OF DEFAULT. Except as noted on the attached Schedule of Compliance Issues, no Default or Event of Default exists on the date hereof; and

  (vi)
  LITIGATION. There are no actions, suits or proceedings pending or, to the knowledge of Borrower and the undersigned, threatened against or affecting Borrower in any court or before any governmental commission, board or authority which, if adversely determined, will have a material adverse effect (separately or in the aggregate) on the ability of Borrower to perform its obligations under the any of Loan Documents. Borrower is involved in such litigation and other disputes as are listed on the attached Schedule of Compliance Issues (if none, so state on said Schedule).

        The undersigned has executed this certificate as of                         , 200            .

        Signature:

        By (printed name and title):

SCHEDULE OF FINANCIAL STATEMENT EXCEPTIONS

Category of Disclosure	Financial Date	Comments (if none, state "none")
General Exceptions:
Off-Balance Sheet:
Related Party Transactions:

SCHEDULE OF COMPLIANCE ISSUES

Parties Involved	Date of filing/incident	Nature of Dispute or Issue (if none, state "none)"
Compliance Issues:
Litigation Issues:
Signatory Initials:

EXHIBIT B

FUNDING REQUEST NO.
FOR
LOAN AND SECURITY AGREEMENT NO. V          BY AND BETWEEN
RITCHIE CAPITAL FINANCE, L.L.C., AS LENDER
AND
ENERNOC, INC., AS BORROWER

        Borrower hereby requests an advance under the terms of the above described Loan and Security Agreement (the "Loan Agreement") in the original principal amount of                          Dollars ($                        )

        Borrower hereby acknowledges and agrees that the representations and warranties as set forth in the Loan Agreement are as if fully set forth herein, and further agrees that any and all Conditions Precedent to the making of an advance by the Lender set forth in the Loan Agreement either have been satisfied or will be satisfied as a result of the making by Lender of this advance. Borrower represents and warrants that there has been no material adverse change in the financial condition, internal organization and/or business prospects of the Borrower since the later of the date of the Loan Agreement or the date of the last advance made by the Lender thereunder.

        [FOR EQUIPMENT LOANS:] The Eligible Equipment Loan Amount is                         . Details of the composition of such amount is attached hereto. The advance hereby requested hereby shall be secured by the Equipment Loan Collateral as defined in the Loan Agreement, including but not limited to the Equipment described in the attached Schedule A.

        The undersigned certifies that the undersigned is a duly authorized signatory of the Borrower, and that as such the undersigned is authorized to execute this request on behalf of the Borrower.

ENERNOC, INC.
Borrower
By:
Name:
Its:
Date:

SCHEDULE OO

PERMITTED DEBT

Dell Financial Services, L.P.
Approximate balance = $1,200.00
Expires February, 2007

Cisco Systems Capital Corporation
Approximate balance = $200,000.00
Expires October, 2011

Signatory initials

Ritchie Capital Finance, LLC
2100 Enterprise Avenue Geneva, IL 60134

January 10, 2007

EnerNOC, Inc.
75 Federal Steet, Suite 300
Boston, MA 02110

Attention: Neal Isaacson, CFO

Ladies and Gentlemen:

        Reference is made to the Loan and Security Agreement No. V06402 (the "Loan Agreement"), made as of November 20, 2006 by and between EnerNOC, Inc. (the "Borrower") and Ritchie Capital Finance, LLC (the "Lender"). Except as otherwise defined herein, all capitalized terms used herein shall have the respective meanings given to such terms in the Loan Agreement.

        Please be advised that, as of December 18, 2006, the Lender has transferred all of its right, title and interest in and to the Loans, the Loan Agreement (including, without limitation, all of its right, title and interest in and to each promissory note executed in connection therewith (each, a "Note" and collectively, the "Notes")) and the Other Agreements, including, without limitation, the Warrant, to BlueCrest Capital Finance, L.P., 225 West Washington Street, Suite 200, Chicago, Il 60606 (the "New Lender"), in accordance with Section 9.6 of the Loan Agreement, and pursuant to the Assignment Agreement entered into by and between the Lender and the New Lender, pursuant to which the New Lender purchased all of the Lender's right, title and interest in, to and under the Loan Agreement. From and after such, all payments due on account of each Note shall be made to the New Lender or its successors and assigns.

Sincerely, Ritchie Capital Finance, LLC in its capacity as Assignor and Holder
By:	/s/ MARK KING
Name:	Mark King
Title:	Managing Director

ASSIGNMENT

        FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned Assignor under that certain Warrant, dated as of November 20, 2006 issued by EnerNOC, Inc. with respect to the number of shares of Series B-l Preferred Stock set forth below:

Name of Assignee BlueCrest Capital Finance, L.P.	Address 225 West Washington Street Suite 200 Chicago, IL 60606	No. of Shares all

and does hereby irrevocably constitute and appoint                          Attorney to make such transfer on the books of EnerNOC, Inc., maintained for the purpose, with full power of substitution in the premises.

        The undersigned Assignee represents (i) that it is an accredited investor, as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended, and (ii) that the Assignee will not offer, sell or otherwise dispose of the Warrant or any shares of stock to be issued upon exercise thereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws. Effective as of the date hereof, Assignee agrees to be bound by the terms and conditions of the above-referenced Warrant as the Holder thereof

RITCHIE CAPITAL FINANCE, LLC
in its capacity as Assignor and Holder

By:	/s/ DOUGLAS ROTHSCHILD
Name:	Douglas Rothschild
Title:	Chief Executive Officer
Dated:	12/18/2006
AGREED AND ACKNOWLEDGED:
BlueCrest Capital Finance, L.P. In its capacity as Assignee By: BlueCrest Capital Finance L.P., LLC, its General Partner
By:	/s/ MICHAEL PLATT
Name:	Michael Platt
Title:	Member
Dated:	12/18/2006

QuickLinks

LOAN AND SECURITY AGREEMENT No. V06402
EXHIBIT A
Officer's Compliance and Disclosure Certificate (attachment to monthly financial reports)
EXHIBIT B
FUNDING REQUEST NO. FOR LOAN AND SECURITY AGREEMENT NO. V BY AND BETWEEN RITCHIE CAPITAL FINANCE, L.L.C., AS LENDER AND ENERNOC, INC., AS BORROWER
SCHEDULE OO